MANAGEMENT AGREEMENT

STRATEGIC FUNDS, INC.
200 Park Avenue
New York, New York 10166

August 24, 1994
Amended as of May 15, 2006

The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Sirs:

The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in each Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its investment adviser.

In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect. We have discussed and concur in your employing on this basis for as long as you deem it appropriate the indicated sub-investment adviser (the "Sub-Investment Adviser") named on Schedule 1 hereto to act as the Fund's sub-investment adviser with respect to the Series indicated on Schedule 1 hereto (the "Sub-Advised Series") to provide day-to-day management of the Sub-Advised Series' investments.

Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with such Series' investment objectives and policies as stated in the Series' Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise each Series' investments and conduct, or with respect to the Sub-Advised Series, supervise, a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series' assets. You will furnish to the Fund such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially

affecting any Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

In addition, you will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to each Series' stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of each Series' shares; and generally assist in all aspects of the Fund's operations. You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Fund. You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that neither you nor the Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you or the Sub-Investment Adviser against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said Agreement.

In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in each Series' then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of a Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of the Sub-Investment Adviser in connection with its duties in respect of the Fund. All other expenses to be incurred in the operation of the Fund (other than those borne by the Sub-Investment Adviser) will be borne by the Fund, except to the extent

specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities or those of the Sub-Investment Adviser or any affiliate of you or the Sub-Investment Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

As to Class A shares of Dreyfus Premier New Leaders Fund only, if in any fiscal year the aggregate expenses of such Series (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed, with respect to Class A shares, 1-1/2% of the average value of such Series' net assets attributable to Class A for the fiscal year, the Fund may deduct from the fees to be paid hereunder, or you will bear, such excess expense with respect to such Series' Class A shares. Your obligation pursuant hereto will be limited to the amount of your fees hereunder. Such deduction or payment, if any, will be estimated daily, and reconciled and effected or paid, as the case may be, on a monthly basis.

The Fund understands that you and the Sub-Investment Adviser now act, and that from time to time hereafter you or the Sub-Investment Adviser may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your and the Sub-Investment Adviser so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Neither you nor the Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except, in your case, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of the Sub-Investment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in

the performance of their duties or from reckless disregard by the Sub-Investment Adviser of their obligations and duties under the Sub-Investment Advisory Agreement with you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Dreyfus" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Dreyfus" in any form or combination of words.

The Fund is agreeing to the provisions of this Agreement that limit the Sub-Investment Adviser's liability and other provisions relating to the Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreements with you and to perform its obligations thereunder. The Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Sub-Advised Series to the same extent as if it had been a party hereto.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

STRATEGIC FUNDS, INC.

By: ______________________________
Stephen R. Byers, Executive Vice President

Accepted:

THE DREYFUS CORPORATION

By: ______________________________
Stephen E. Canter, Chair of the Board and Chief Executive Officer

SSL-DOCS2 70278881v1

SCHEDULE 1

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day
Dreyfus Premier New Leaders Fund	.75%	November 30, 2007	November 30th
Emerging Markets Opportunity Fund[1]	1.25%	November 30, 2007	November 30th
Global Stock Fund[2]	.85%	November 30, 2008	November 30th
International Stock Fund[2]	.85%	November 30, 2008	November 30th
Systematic International Equity Fund[3]	.80%	November 30, 2008	November 30th

As Revised: December 20, 2006

1 The Dreyfus Corporation has engaged WestLB Mellon Asset Management (USA) LLC to act as sub-investment adviser to this Series.

2 The Dreyfus Corporation has engaged Walter Scott & Partners Limited to act as sub-investment adviser to this Series.

3 The Dreyfus Corporation has engaged Mellon Equity Associates, LLP to act as sub-investment adviser to this Series.

SUB-INVESTMENT ADVISORY AGREEMENT

THE DREYFUS CORPORATION
200 Park Avenue
New York, New York 10166

December 20, 2006

Walter Scott & Partners Limited
One Charlotte Square
Edinburgh, Scotland, UK

Ladies and Gentlemen:

As you are aware, Strategic Funds, Inc. (the "Fund") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund employs The Dreyfus Corporation (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser desires to retain you, and you hereby agree to accept such retention, as the Series' sub-investment adviser.

In connection with your serving as sub-investment adviser to the Series, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees of both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Fund's Board, you will provide investment management of the Series' portfolio in accordance with the Series' investment objective(s), policies and limitations as stated in the Series' Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will supervise the Series' investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Series' assets. You will furnish to the Adviser or the Fund such information, with respect to the investments which the Series may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request. The Fund and the Adviser wish to be informed of important developments materially affecting the Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose. The Adviser shall furnish you with copies of the Series' Prospectuses, Statements of Additional Information and shareholder reports. You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the Series' assets.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Series or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Fund or the Series' security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Fund is expressly made a third party beneficiary of this Agreement with rights as respect to the Series to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month a fee at the annual rate set forth on Schedule I hereto. If the Adviser waives all or a portion of the management fee it is entitled to receive from the Series, the fee payable to you pursuant to this Agreement may be reduced as you and the Adviser mutually agree.

Net asset value shall be computed on such days and at such time or times as described in the Series' then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of the Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Series' net assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Series (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Fund to you under the Management Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment

adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Series or the size of the position obtainable for or disposed of by the Series. It is also understood that you and the Adviser shall be prohibited from consulting with each other concerning transactions described in Rule 12d3-1(c) under the Investment Company Act of 1940, as amended, and that your responsibility regarding investment advice hereunder is limited to the Series.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. We acknowledge that you are Authorized and Regulated by the Financial Services Authority ("FSA") and that under the rules of the FSA you will be classified as an intermediate customer.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of such Series' shares upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Fund and the Adviser. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges receipt of Part II of your Form ADV at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Investment Advisers Act of 1940. No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of principle laws thereof. This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier or facsimile and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THE DREYFUS CORPORATION

By: [signature]
J. David Officer
Vice Chair

Accepted:

WALTER SCOTT & PARTNERS LIMITED

By: [signature]

SCHEDULE 1

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day
Global Stock Fund	*	November 30, 2008	November 30th
International Stock Fund	*	November 30, 2008	November 30th

* .55% of the Series' average daily net assets up to $250 million and .35% of the Series' average daily net assets in excess of $250 million.